Exhibit 77Q1(a)

                           REVISED BYE-LAW PROVISIONS

                                 (as excerpted)


REVISED BYE-LAW 5

                             MODIFICATION OF RIGHTS

5. Subject to the Companies Acts, all or any of the special rights for the time being attached to any class of shares for the time being issued may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the holders of not less than seventy five percent (75%) of the outstanding shares of that class or with the sanction of a Resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy. To any such separate general meeting, all the provisions of these Bye-Laws as to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be one third of the outstanding shares of the relevant class, represented in person or by proxy, that every holder of shares of the relevant class shall be entitled on a poll to one vote for every such share held by him and that any holder of shares of the relevant class present in person or by proxy may demand a poll.


REVISED BYE-LAW 32

                           NOTICE OF GENERAL MEETINGS

32. An Annual General Meeting shall be called by not less than thirty (30) days notice in writing and a Special General Meeting shall be called by not less than thirty (30) days notice in writing. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, day and time of the meeting, and, the nature of the business to be considered. Notice of every general meeting shall be given in any manner permitted by Bye-Laws 99 and 100 to all Shareholders other than such as, under the provisions of these Bye-Laws or the terms of issue of the shares they hold, are not entitled to receive such notice from the Company and every Director and to any Resident Representative who or which has delivered a written notice upon the Registered Office requiring that such notice be sent to him or it.

         Notwithstanding that a meeting of the Company is called by shorter notice than that specified in this Bye-Law, it shall be deemed to have been duly called if it is so agreed.

         32.1 in the case of a meeting called as an Annual General Meeting, by all the Shareholders entitled to attend and vote thereat; or

         32.2 in the case of any other meeting, by a majority in number of the Shareholders having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five (95) percent in nominal value of the shares giving that right.

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REVISED BYE-LAW 35

                         PROCEEDINGS AT GENERAL MEETINGS

35. No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman, which shall not be treated as part of the business of the meeting. Save as otherwise provided by these Bye-Laws, one third of the outstanding shares present in person or by proxy and entitled to vote shall be a quorum for all purposes.


REVISED BYE-LAW 58

                      APPOINTMENT AND REMOVAL OF DIRECTORS

58. The number of Directors shall be not less than two (2) and not more than fifteen (15) or such numbers in excess thereof as the Company by Resolution may from time to time determine. At least a majority of such Directors shall be persons who are not "Interested Persons," as defined by the Investment Company Act. Subject to the Companies Act and these Bye-Laws, the Directors shall be elected or appointed by Shareholders and shall serve for such term as the Company by Resolution may determine, or in the absence of such determination, until the termination of the next Annual General Meeting following the appointment. All Directors, upon election or appointment (except upon re-election at an Annual General Meeting), must provide written acceptance of their appointment, in such form as the Board may think fit, by notice in writing to the Registered Office within thirty (30) days of their appointment.